EXHIBIT 11 - COMPUTATIONS OF EARNINGS PER SHARE

                Tredegar Industries, Inc. and Subsidiaries
                 (In thousands, except per-share amounts)
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For years ended December 31                             1993         1992          1991
Income from continuing operations                     $ 3,723      $ 9,517        $2,519
Income from discontinued operations                     6,784        5,795         3,104
Net income before extraordinary item and cumulative
  effect of changes in accounting principles           10,507       15,312         5,623
Extraordinary item -- loan prepayment premium          (1,115)          --            --
Changes in accounting principles                          150           --            --
Net income                                            $ 9,542      $15,312        $5,623

Earnings per share as reported:
  Income from continuing operations                   $   .34      $   .88       $   .24
  Income from discontinued operations                     .63          .53           .28
  Net income before extraordinary item and cumulative
    effect of changes in accounting principles            .97         1.41           .52
  Extraordinary item                                     (.10)          --            --
  Changes in accounting principles                        .01           --            --
  Net income                                          $   .88      $  1.41        $  .52

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (1)                         34           34            --
Weighted average common shares outstanding
  during period                                        10,895       10,894        10,894
Weighted average common shares and common
  stock equivalents                                    10,929       10,928        10,894

Primary earnings per share (2)                        $   .87      $  1.40       $   .52

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
  of outstanding stock options (3)                         38           35            --
Weighted average common shares outstanding
  during period                                        10,895       10,894        10,894
Weighted average common shares and common
  stock equivalents                                    10,933       10,929        10,894

Fully diluted earnings per share (2)                  $   .87      $  1.40       $   .52
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(1)  Computed using the average market price during the period.
(2)  Common stock equivalents had an immaterial dilutive effect.
(3)  Computed using the market price at the end of the related period since such price was higher than the average market price during the related period.